EXHIBIT 99.1

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Earnings

For the Twelve Months Ended August 31, 2015

(In millions, except for per share data)

On December 31, 2014, Walgreens Boots Alliance, Inc. (“Walgreens Boots Alliance or the “Company”) became the successor of Walgreen Co. (“Walgreens”) pursuant to a merger to effect a reorganization of Walgreens into a holding company structure (the “Reorganization”), with Walgreens Boots Alliance becoming the parent holding company. Pursuant to the Reorganization, Walgreens became a wholly-owned subsidiary of Walgreens Boots Alliance, which was formed for the purposes of the Reorganization, and each issued and outstanding share of Walgreens common stock was converted into one share of Walgreens Boots Alliance common stock. Also on December 31, 2014, following the completion of the Reorganization, Walgreens Boots Alliance completed the acquisition pursuant to the call option of the remaining 55% of Alliance Boots GmbH (“Alliance Boots”) that Walgreens did not previously own (the “Second Step Transaction”) in exchange for £3.133 billion ($4.874 billion) in cash and 144.3 million shares of Walgreens Boots Alliance common stock.

Prior to the completion of the Second Step Transaction, we accounted for our 45% investment in Alliance Boots using the equity method of accounting on a three-month lag. Investments accounted for under the equity method are recorded initially at cost and subsequently adjusted for our share of the net income or loss and cash contributions and distributions to or from these entities. Net income reported by Alliance Boots during this period was translated from British Pounds Sterling at the average rate for the period. Upon completion of the Second Step Transaction, Alliance Boots became a consolidated subsidiary and ceased being accounted for under the equity method. The completion of the Second Step Transaction on December 31, 2014 also means that results for the fiscal year ended August 31, 2015 include the results of Alliance Boots for eight months (January through August 2015) on a fully consolidated basis and four months (September through December 2014) as equity income from Walgreen’s pre-closing 45 percent interest.

As a result of the Second Step Transaction, the Company assumed $9.0 billion of Alliance Boots existing debt, which was substantially repaid with proceeds from two debt issuances in November 2014. Subsequent to the closing of the Second Step Transaction, the Company further revised its debt structure by 1) repaying 1.8000% fixed rate notes due September 15, 2017 with an aggregate principal amount of $1.0 billion and 2) repaying 5.250% fixed rate notes due January 15, 2019 with an aggregate principal amount of $750 million.

The following unaudited pro forma consolidated financial statement and related notes present the statement of earnings of Walgreens Boots Alliance adjusted to reflect the impact of the following:

•	the acquisition of the remaining 55% interest in Alliance Boots and the remaining 27.5% effective interest in Walgreens Boots Alliance Development GmbH (“WBAD”), a global sourcing enterprise formed by Walgreens and Alliance Boots through the Second Step Transaction as if they had occurred on September 1, 2014, the first day of the Company’s 2015 fiscal year;

•	the elimination of the Company’s equity earnings in Alliance Boots, initial 45% equity method investment in Alliance Boots, and intercompany transactions;

•	certain adjustments to interest expense to reflect the debt structure as a result of the Second Step Transaction;

•	other adjustments to remove material non-recurring charges or credits and related tax effects which result directly from the Second Step Transaction and are non-recurring in nature and are already included in the underlying historical financial statements.

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British Pounds Sterling. The unaudited pro forma financial statement includes adjustments to convert the financial statements of Alliance Boots from IFRS to US GAAP and to translate the British Pounds Sterling amounts into US dollars. Management of the Company has reclassified certain line items from the financial statements of Alliance Boots to conform to the presentation of the Company’s financial statements.

The unaudited pro forma consolidated financial statement reflects adjustments to give effect to pro forma events that are directly attributable to the Second Step Transaction, factually supportable, and with respect to the statement of earnings, are expected to have a continuing impact on the combined results. The unaudited pro forma consolidated financial statement should be read in conjunction with the accompanying notes to the unaudited pro forma consolidated financial statement. In addition, the unaudited pro forma consolidated financial statement and notes thereto should be read in conjunction with (1) the Company’s audited consolidated financial statements for the year ended August 31, 2015, and the notes relating thereto, (2) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2015 and (3) the audited consolidated financial statements of Alliance Boots for the years ended March 31, 2014 and 2013, and the notes relating thereto, contained in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 15, 2014 and the interim condensed consolidated financial statements of Alliance Boots for the nine month periods ending December 31, 2014 and 2013 filed as Exhibit 99.2 to the Company’s Annual Report on Form 10-K for the year ended August 31, 2015.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Earnings

For the Twelve Months Ended August 31, 2015

(In millions, except for per share data)

The unaudited pro forma consolidated financial information is not intended to represent or be indicative of what the combined company’s results of operations actually would have been had the Second Step Transaction been completed as of the date indicated as the unaudited pro forma consolidated statement of earnings does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition of the remaining 55% interest in Alliance Boots. In addition, the unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of the combined company.

	Walgreens Boots Alliance Historical Results	Alliance Boots Adjustment for September 1 through December 31, 2014	Other Purchase Accounting Adjustments		Transaction Related Pro Forma Adjustments		Pro Forma Results of Operations
Net sales	$103,444	$13,047	$—		$—		$116,491
Cost of sales	76,520	10,103	—		(106	) (5a)	86,517

Gross Profit	26,924	2,944	—		106		29,974

Selling, general and administrative expenses	22,571	2,031	21	(4a)	(93	) (5b)	24,530
Equity earnings in Alliance Boots	315	—	(315	) (4b)	—		—

Operating Income	4,668	913	(336)		199		5,444

Gain on previously held equity interest	563	—	—		(563	) (5c)	—
Other income (expense)	685	115	—		166	(5d)	966

Earnings Before Interest and Income Tax Provision	5,916	1,028	(336)		(198)		6,410

Interest expense, net	605	172	(25	) (4c)	(141	) (5e)	611

Earnings Before Income Tax Provision	5,311	856	(311)		(57)		5,799
Income tax provision	1,056	121	(4)		363	(5f)	1,536
Post-tax earnings from equity method investments	24	13	1		—		38

Net Earnings	4,279	748	(306)		(420)		4,301
Net earnings attributable to noncontrolling interests	59	26	(62	) (4d)	—		23

Net earnings Attributable to Walgreens Boots Alliance, Inc.	$4,220	$722	$(244)		$(420)		$4,278

Net earnings per common share attributable to Walgreens Boots Alliance, Inc. - basic							$4.10
Net earnings per common share attributable to Walgreens Boots Alliance, Inc. - diluted							$4.06

Average shares outstanding							1,043.2
Dilutive effect of stock options							10.7

Average dilutive shares							1,053.9

See accompanying notes to the unaudited pro forma consolidated financial statement.

Notes to Unaudited Pro Forma Consolidated Financial Statement

(Amounts are Presented in US $ Millions, unless otherwise stated)

Note 1: Basis of preparation

The unaudited pro forma consolidated financial statement and related notes present the consolidated statement of earnings of the Company adjusted to reflect the Company’s exercise of the call option to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots, in exchange for £3.133 billion in cash (approximately $4.9 billion at the December 30, 2014 spot rate of $1.56 to £1.00) and 144.3 million Company common shares with a value of $11.0 billion based on the December 30, 2014 closing price of $76.05. A pro forma balance sheet is not presented as the impact of the Second Step Transaction is already reflected in the historical balance sheet of Walgreens Boots Alliance as of August 31, 2015.

Impact of Alliance Boots Acquisition

As part of the Pro Forma Transaction, Walgreens Boots Alliance acquired the remaining 55% interest in Alliance Boots and increased its interest in WBAD to 100%. Historically, the financial results of WBAD were fully consolidated into the Company’s consolidated financial statements with the remaining 27.5% effective interest being recorded as non-controlling interest. After the Second Step Transaction, Walgreens Boots Alliance owns the additional 27.5% effective interest in WBAD through its 100% ownership of Alliance Boots.

Under ASC 805 Business Combinations, the previously held 45% equity ownership interest in Alliance Boots was remeasured at fair value and any difference between the fair value and the carrying value of the equity interest held was recognized as a gain in the statement of earnings. The one-time gain resulting from the Second Step Transaction was not included in the unaudited pro forma statement of earnings as it will not have a continuing effect on Walgreens Boots Alliance, but was recorded in Walgreens Boots Alliance’s financial statements on the acquisition date.

Note 2: Significant accounting policies

The unaudited pro forma consolidated financial information has been compiled using the significant accounting policies as set forth in the Company’s audited consolidated financial statements for the year ended August 31, 2015. For the period in which Alliance Boots was accounted for as an equity method investment, adjustments were made to convert the financial statements of Alliance Boots from IFRS to US GAAP, as applied by the Company, and translate the British Pounds Sterling amounts into US dollars, as set out further in Note 3. Apart from these adjustments, the Company is not aware of any differences that would have a material impact on the combined financial statements.

Note 3: IFRS to US GAAP adjustments and foreign currency translation

For the period in which Alliance Boots was accounted for as an equity method investment, the financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British Pounds Sterling. The Alliance Boots financial information reflected in the pro forma financial information has been adjusted for differences between IFRS and US GAAP and translated from the British Pounds Sterling amounts into US dollars. In addition, certain balances were reclassified from the Alliance Boots historical financial statements so that their presentation would be consistent with the Company.

Note 4: Other Purchase Accounting Adjustments

The Unaudited Pro Forma Consolidated Statement of Earnings table includes purchase accounting adjustments made to the Alliance Boots unaudited pro forma consolidated statement of earnings for the four months ended December 31, 2014. Financial information for Alliance Boots for the four months ended December 31, 2014 has been used in preparation of the unaudited pro forma consolidated financial statement.

(a)	The adjustment to selling, general and administrative expenses represents additional amortization expense related to intangible assets that were revalued in purchase accounting assuming the Second Step Transaction had occurred on September 1, 2014.

(b)	The adjustment to equity earnings in Alliance Boots removes the equity earnings reported during the first four months of fiscal 2015.

(c)	The adjustment to interest expense, net removes a portion of the historical income statement effects of Alliance Boots debt that was replaced by new debt borrowings with lower effective interest rates.

Notes to Unaudited Pro Forma Consolidated Financial Statement

(Amounts are Presented in US $ Millions, unless otherwise stated)

(d)	The adjustment to net earnings attributable to noncontrolling interests removes the noncontrolling interest associated with WBAD as reported during the first four months of fiscal 2015.

Note 5: Transaction-Related Pro Forma Adjustments

The Unaudited Pro Forma Consolidated Statement of Earnings table includes other transaction-related pro forma adjustments made to the Alliance Boots unaudited pro forma consolidated statement of earnings for the four months ended December 31, 2014. Financial information for Alliance Boots for the four months ended December 31, 2014 has been used in preparation of the unaudited pro forma consolidated financial statement. Also, WBAD equity earnings were excluded as the Company consolidates the joint venture.

(a) The adjustment to cost of sales removes the non-recurring inventory fair value adjustment recorded in purchase accounting included in the underlying historical financial statements but results directly from the Second Step Transaction.

(b) The adjustment to selling, general and administrative expenses removes non-recurring transaction-related costs included in the underlying historical financial statements but results directly from the Second Step Transaction.

(c) The adjustment to gain on previously held equity interest removes the non-recurring gain on the Alliance Boots equity method investment included in the underlying historical financial statements but results directly from the Second Step Transaction.

(d) The adjustment to other income (expense) removes a non-recurring transaction foreign currency hedging loss associated with the cash consideration portion of the Second Step Transaction.

(e) The adjustments to interest expense, net remove interest expense associated with pre-funding the Second Step Transaction and a non-recurring make-whole premium associated with early repayment of legacy Walgreens debt which was repaid subsequent to the Second Step Transaction. Both of these adjustments were included in the underlying historical financial statements but result directly from the Second Step Transaction.

(f) The adjustment to income tax provision reflects the tax effect of the above non-recurring adjustments along with an adjustment to reflect an annual pro forma effective tax rate for the fiscal year all of which are included in the underlying historical financial statements but result directly from the Second Step Transaction.